As filed with the Securities and Exchange Commission on October 9, 1997

                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                 --------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 --------------------
                           COMMUNITY FIRST BANKSHARES, INC.
                (Exact name of registrant as specified in its charter)

         DELAWARE                           6022                 46-0391436
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                   520 Main Avenue
                           Fargo, North Dakota   58124-0001
                                    (701) 298-5600
                 (Address, including zip code, and telephone number,
           including area code, of registrant's principal executive office)

                                 --------------------
                                 Donald R. Mengedoth
                         Chairman and Chief Executive Officer
                                   520 Main Avenue
                           Fargo, North Dakota   58124-0001
                                    (701) 298-5600
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                 --------------------
                                      Copies to:
                                Patrick Delaney, Esq.
                              Martin R. Rosenbaum, Esq.
                             Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                 80 South 8th Street
                             Minneapolis, Minnesota 55402
                              Telephone:  (612) 371-3211
                                 Fax:  (612) 371-3207
                                 --------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
      Title of Each Class of                   Proposed Maximum                   Amount of
    Securities to be Registered             Aggregate Offering Price (1)       Registration Fee
-------------------------------------------------------------------------------------------------
Debt Securities(2)                                     (5)                           (5)
Preferred Stock, no par value per share (3)
Common Stock, par value $0.01 per share (4)
-------------------------------------------------------------------------------------------------
    Total                                        $ 150,000,000(6)                  $ 45,455
-------------------------------------------------------------------------------------------------
                                           (Notes appear on next page)


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

------------------------------

(1) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) Subject to Note (6) below, there is being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000 less the dollar amount of any securities previously issued hereunder. There are also being registered hereunder an indeterminate principal amount of Debt Securities as shall be (a) issuable upon conversion or exchange of Preferred Stock or other Debt Securities registered hereunder and (b) necessary to adjust the principal amount of Debt Securities from time to time reserved for issuance upon such exercise in accordance with the anti-dilution provisions of any convertible or exchangeable Preferred Stock or other Debt Securities.

(3) Subject to note (6) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the registrant. There are also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be (a) issuable upon exchange of Preferred Stock for exchangeable debt securities or upon conversion of convertible debt securities and (b) necessary to adjust the number of shares of Preferred Stock from time to time reserved for issuance upon such exercise or conversion in accordance with the anti-dilution provisions of any convertible or exchangeable Preferred Stock or Debt Securities.

(4) Subject to note (6) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the registrant. Each share of common stock is accompanied by a Preferred Stock Purchase Right. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be (a) issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereunder and (b) necessary to adjust the number of shares of Common Stock from time to time reserved for issuance upon such conversion, redemption or exercise in accordance with the anti-dilution provisions of the Debt Securities or Preferred Stock, respectively, and (c) issuable as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of Common Stock.

(5)      Not applicable pursuant to General Instruction II.D. of Form S-3.

(6) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS         Subject to completion, dated October 9, 1997
DATED    , 1997


                                     $150,000,000
                           -------------------------------
                           COMMUNITY FIRST BANKSHARES, INC.
                           -------------------------------

                           COMMON STOCK, PREFERRED STOCK,
                             DEBT SECURITIES, AND UNITS
                                  ----------------

COMMUNITY FIRST BANKSHARES, INC. (the "Company") may offer from time to time, together or separately, (i) shares of its common stock, par value $.01 per share (the "Common Stock"), (ii) shares of its preferred stock, no par value per share (the "Preferred Stock"), and (iii) its secured or unsecured debt securities, which may be either senior (the "Senior Notes") or subordinated (the "Subordinated Notes" and, together with the Senior Notes, the "Debt Securities"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Common Stock, Preferred Stock and Debt Securities (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Debt Securities, Preferred Stock or Common Stock. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances, the aggregate initial public offering price of which will not exceed $150.0 million (or the equivalent thereof if the Debt Securities are denominated in one or more foreign currencies of foreign currency units). If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150.0 million less the dollar amount of any securities previously issued hereunder.

The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in the accompanying supplement to this Prospectus (a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares, or fractional interests therein, offered, (ii) in the case of the Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other series of Preferred Stock or Common Stock and any other special terms, (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, ranking as Senior Notes or Subordinated Notes, authorized denominations, maturity, any premium, rate or method of calculation of interest, if any, and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other series of Debt Securities, Preferred Stock or Common Stock and any other special terms and (iv) the initial public offering price and the net proceeds to the Company from and other specific terms relating to the Offered Securities. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of Offered Securities and other securities as are set forth in a Prospectus Supplement. A Prospectus Supplement also will contain information, where applicable, about certain United States federal income tax considerations relating to and any listing on a securities exchange of the Offered Securities covered by the Prospectus Supplement.

The Senior Notes will rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Notes are secured by collateral, they will be effectively subordinated to the rights of holders of secured and unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Notes will rank senior to all subordinated and unsecured indebtedness of the Company. The Subordinated Notes will be subordinate in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including any Senior Notes.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREIN.


THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER GOVERNMENTAL AGENCY, OR OTHERWISE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------------

The Company may sell the Securities (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities, the public offering price or purchase price thereof, and any applicable fees, commissions or discounts, will be set forth, or will be calculable from the information set forth, in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

                           --------------------------------

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the Commission also maintains an internet web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information also may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S.$").

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission (File No. 0-19368) pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report of Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed on May 8, 1997; (ii) Current Report on Form 8-K filed July 29, 1997, as amended by Form 8-K/A filed on September 22, 1997; (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997; (iv) the description of the Company's Common Stock as set forth on its Form 8-A Registration Statement filed with the Commission and effective on August 13, 1991, (v) the description of the Company's Common Stock and undesignated Preferred Stock, as set forth on its Form 8-A Registration Statement filed with the Commission on April 7, 1994, as amended on September 19, 1994, and (vi) the description of the Company's Preferred Stock Purchase Rights, as set forth on its Form 8-A Registration Statement filed with the Commission on January 9, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein or in the accompanying Prospectus Supplement by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents.) Written requests for such copies should be directed to the Company, 520 Main Avenue, Fargo, North Dakota 58124-0001, Attention: Mark A. Anderson, Executive Vice President and Chief Financial Officer of the Company at (701) 298-5600.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT APPLICABLE TO THE OFFERED SECURITIES BEING SOLD. THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT RELATING TO PARTICULAR OFFERED SECURITIES SHALL NOT CONSTITUTE AN OFFER OF ANY OF THE OTHER OFFERED SECURITIES COVERED BY THIS PROSPECTUS. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE OFFERED SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY THE OFFERED SECURITIES IS UNLAWFUL.

                                     THE COMPANY

    The Company is a multi-bank holding company that as of August 31, 1997 operated banks and bank branches (the "Banks") in 103 communities in Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and had total assets of approximately $4.2 billion. The Company operates community banks primarily in small and medium-sized communities and the surrounding market areas. The Company provides a full range of financial products and services to individuals and businesses, including commercial and consumer banking, trust, insurance and investment services.

    The Company's strategy is to operate and continue to acquire banks and bank branches in communities which generally have populations between 3,000 and 50,000 and are located in the Company's key target acquisition states of Arizona, Colorado, Iowa, Kansas, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming, and additionally in the adjacent states of Idaho, Illinois, Missouri, New Mexico, Oklahoma and Utah (this seventeen state area is collectively referred to as the "Acquisition Area"). Such communities are believed to provide the Company with the opportunity for a stable, relatively low-cost deposit base. The individual banks and bank branches sought to be acquired by the Company generally have approximately $20 million to $150 million in assets.

    On September 10, 1997, the Company entered into an Office Purchase and Assumption Agreement (the "Branch Purchase Agreement") to acquire 37 branch banks located in Arizona, Colorado and Utah (the "Bank One Branches") from three subsidiary banks of Banc One Corporation. At June 30, 1997, the Bank One Branches had total deposits of $639 million and loans of $70 million. Under the terms of the Branch Purchase Agreement, the Company will pay a purchase price premium equal to 6% of the deposits of the Bank One Branches at closing. The premium is estimated to be $38.3 million based upon deposit levels at June 30, 1997. Consummation of the Branch Purchase Agreement is contingent upon regulatory approval, among other things, and is anticipated to occur during the fourth quarter of 1997. The acquisition will be accounted for as an acquisition of assets and assumption of liabilities and will result in the recognition by the Company of approximately $38.3 million in deposit-based intangibles.

    On August 22 and August 28, 1997, respectively, the Company entered into separate merger agreements to acquire First National Summit Bankshares, Inc., Gunnison, Colorado ("Summit") and Republic National Bancorp, Inc., Phoenix, Arizona ("Republic"). As of June 30, 1997, Summit had total assets of approximately $86 million and banking offices in five Colorado communities, and Republic had total assets of approximately $53 million and one banking office in Phoenix, Arizona. On completion of the Republic and Summit mergers, and subject to adjustments set forth in the respective merger agreements, the Company expects to issue approximately 368,500 shares of its common stock to the holders of Republic common stock and approximately 400,000 shares of its common stock to the holders of Summit common stock, respectively. In addition, the holders of Summit preferred stock will receive $100 per share surrendered plus accrued but unpaid dividends to the effective time of the merger. Consummation of the Summit and Republic transactions is contingent upon regulatory approval, among other things, and is anticipated to occur during the fourth quarter of 1997. Each of these business combinations is expected to be accounted for as a pooling of interests.

    On July 14, 1997, the Company acquired KeyBank National Association, Cheyenne, Wyoming ("KeyBank Wyoming"), a subsidiary of KeyCorp, for a cash purchase price of approximately $135 million. As of June 30, 1997, KeyBank Wyoming had total assets of approximately $1.1 billion and banking offices in 24 communities in Wyoming. The transaction was accounted for as a business combination using the purchase method of accounting and resulted in the recognition of goodwill by the Company of approximately $60 million.

    On December 18, 1996, the Company acquired Mountain Parks Financial Corp. ("Mountain Parks"), a bank holding company that operated a state chartered bank with full service commercial banking facilities in 17 Colorado communities. The facilities in two of these communities were sold following the acquisition. At September 30, 1996, Mountain Parks had total assets of approximately $581.8 million. The Company issued approximately 5.2 million shares of common stock for a total transaction value of approximately $142.2 million, based on market value as of the date of closing. The transaction was a business combination accounted for as a pooling of interests.

    The Company provides the Banks with the advantages of affiliation with a multi-bank holding company, such as access to its lines of financial services, including trust products and administration, insurance and investment services, data processing services, credit policy formulation and review, investment management and specialized staff support, while granting substantial autonomy to managers of the Banks with respect to day-to-day operations, customer service decisions and marketing. The Banks are encouraged to participate in community activities, support local charities and community development, and otherwise to serve their communities.

    The Company's principal executive offices are located at 520 Main Avenue, Fargo, North Dakota 58124-0001 and its telephone number is (701) 298-5600. The Company also maintains a web site at http://www.cfbx.com.

                                     RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION
WITH AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS, AS WELL AS ANY EXHIBITS AND ATTACHMENTS TO THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT, CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

RISKS INVOLVED IN ACQUISITION STRATEGY

    The Company's acquisitions will continue to present material risks. The Company has grown and intends to continue to grow primarily through acquisitions of banks and other financial institutions. Such acquisitions involve risks of adversely changing results of operations, unforeseen liabilities or asset quality problems of acquired entities and other conditions beyond the control of the Company, such as adverse personnel relations, loss of customers because of change of identity and deterioration in local economic conditions. In connection with the acquisition of financial institutions, the Company may from time to time acquire new businesses that are different from its core business of commercial banking and which present operating and strategic risks different from those confronted in its core business. These various acquisition risks can be heightened by larger transactions. To date, KeyBank Wyoming and Mountain Parks are the largest institutions acquired by the Company. The proposed acquisition of the Bank One Branches also represents a large acquisition for the Company, and is expected to be consummated at about the same time as the proposed Summit and Republic acquisitions. See "The Company." These proposed acquisitions are subject to various conditions, and there can be no assurance that they will be consummated.

    Managing growth through acquisitions, including absorption and training of personnel, combination of office and operations procedures and related matters,
is a difficult process.   In connection with its recent significant
acquisitions, the Company has experienced challenges with data and item processing conversion, management training, staffing and other operational integration areas. These issues have resulted in the need for management and support personnel to allocate increased time to the integration process, in some cases slowing the acquired institutions' marketing and business development efforts. Although the Company has taken steps to address the issues resulting from recent acquisitions, the Company may experience such issues in connection with future acquisitions, and there can be no assurance that these problems will not result in disruption or expense.

    Management believes future growth in the assets and earnings of the Company will depend in significant part on consummation of further acquisitions. The ability of the Company to pursue this strategy depends in part on its capital position and, in the case of cash acquisitions, on its cash assets or ability to acquire cash. Further, acquisition candidates may not be available in the future on terms favorable to the Company. The Company must compete with a variety of individuals and institutions, including major regional bank holding companies, for suitable acquisition candidates. Although the Company has focused its attention on smaller markets, in which the Company believed there was less competition from the money center banks and major regional bank holding companies, the Company recently acquired operations in metropolitan areas. The Company may make further acquisitions of companies with operations in metropolitan areas, in which case it will face more competition for such acquisitions from larger institutions. Further, certain regional holding companies have focused in some cases on the smaller markets traditionally targeted by the Company, and there can be no assurance that the acquisition activities of competitors in these markets will not increase. Such competition is likely to affect the Company's ability to make acquisitions, increase the price that the Company pays for certain acquisitions and increase the Company's costs in analyzing possible acquisitions.

GENERAL ECONOMIC CONDITIONS

    Periods of economic slowdown or recession, rising interest rates, fluctuations or declining demand for banking and financial services are conditions that are beyond the control of the Company and may adversely affect the Company's business.

DEPENDENCE ON DIVIDENDS FROM SUBSIDIARY BANKS

    As a holding company, with the substantial majority of its assets represented by its equity interest in its subsidiary banks, the Company's ability to pay interest on its Debt Securities and dividends on Preferred Stock depends primarily upon the cash dividends the Company receives from the subsidiary banks. Dividend payments from the subsidiary banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the respective subsidiary banks. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the subsidiary banks. Payment of subsidiary bank dividends is also subject to the subsidiary banks' profitability, financial condition and capital expenditures and other cash flow requirements. No assurance can be given that the subsidiary banks will be able to pay dividends at past levels, or at all, in the future.

NEED FOR ADDITIONAL FINANCING

    The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. Other than as described in this Prospectus or the accompanying Prospectus Supplement, the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue Preferred Stock. The Company's ability to repay its outstanding indebtedness, including the Debt Securities, at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

COMPETITION

    Banking is a highly competitive industry. The Banks compete directly with other banks and lending and financial institutions in their local communities. The Banks also compete indirectly with regional and national financial institutions, especially in larger metropolitan market areas in which the Company has increased its operations as a result of recent acquisitions. Further, changes in government regulation of banking, particularly recent legislation which removes restrictions on interstate banking and permits interstate branching, are likely to increase competition by out-of-state banking organizations or by other financial institutions in the Company's smaller markets as well as its metropolitan market areas.

REGULATION

    As a bank holding company, the Company is subject to extensive regulation by the Federal Reserve Board. This regulation limits the manner in which the Company and the Banks conduct their businesses and obtain financing and is designed primarily to protect depositors and not to benefit holders of securities of financial institutions. In addition, the Banks are subject to extensive regulation by various federal and state regulatory authorities.
The banking industry is subject to changing laws and regulations. Recent trends have steadily expanded the geographic scope of services that may be offered by the banking industry and have allowed additional competition in many geographical regions. In September 1994, the Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") was enacted. The IBBEA largely eliminated restrictions on interstate banking and since June 1, 1997 has permitted interstate branching, subject to certain options which states may enact by law. Certain aspects of the IBBEA were clarified and amended in 1997, with the passage of the Riegle-Neal Clarification Act. The Economics Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlined application processes and eased regulations in several areas, facilitating acquisitions and expansion of non-banking activities. The IBBEA and EGRPRA may increase competition by both out-of-state and in-state banking organizations or by other financial institutions. There can be no assurance that implementation of and changes in laws and regulations affecting banking will not adversely affect the Company.

KEY PERSONNEL

    Continued profitability of the Banks and the Company are dependent on a limited number of key persons, including Donald R. Mengedoth, the President and Chief Executive Officer, Mark A. Anderson, the Executive Vice President and Chief Financial Officer, Ronald K. Strand, the Executive Vice President, Banking Group, and David E. Groshong, the Executive Vice President, Financial Services, of the Company. There would likely be a difficult transition period in case the services of any of these individuals were lost to the Company because of death or other reasons. There is no assurance that the Company will be able to retain its current key personnel or attract additional qualified key persons as needed.

                                   USE OF PROCEEDS

         Except as otherwise described in the accompanying Prospectus Supplement, proceeds from sales of Securities offered hereby, net of expenses in connection with any such offering, will be used (i) to finance acquisitions by the Company and (ii) for general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES AND
                              PREFERRED STOCK DIVIDENDS

         The following are the consolidated ratios of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997.



                                               Six Months
                                               ----------
                                             Ended June 30,               Year ended December 31,
                                             --------------     --------------------------------------------
                                             1997     1996      1996      1995      1994      1993      1992
                                             ----     ----      ----      ----      ----      ----      ----
Earnings to combined
  fixed charges and preferred
  stock dividends:
  Excluding interest on deposits . . . . .   4.86x    4.96x     4.14x     4.46x     5.23x     7.60x     8.53x
  Including interest on deposits . . . . .   1.65x    1.58x     1.52x     1.55x     1.66x     1.61x     1.46x



         For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense, including the interest component of rental expense, and preferred stock dividends. Fixed charges attributable to the preferred stock dividends are assumed to equal the amount of pre-tax income that would be necessary to pay such dividends.

                              DESCRIPTION OF SECURITIES


    The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

    The Company is authorized to issue 32,000,000 shares of stock, consisting of 30,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share, of which 230,000 shares are designated as 7% Cumulative Convertible Preferred Stock and 150,000 shares are
designated as Series A Junior Participating Preferred Stock.   As of September
30, 1997, the Company had issued and outstanding 18,676,448 shares of Common Stock, net of treasury shares, and no issued and outstanding shares of Preferred Stock. As of such date, there were approximately 1,200 holders of record of the outstanding shares of Common Stock and an additional estimated 5,900 beneficial holders. In addition, pursuant to its merger agreements for the acquisition of Summit and Republic, the Company anticipates issuing up to 400,000 shares and 368,500 shares of common stock, respectively, to the current holders of common
stock of Summit and Republic.   See "The Company."

COMMON STOCK

    The following summary of the Company's Common Stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), its Amended Bylaws (the "Bylaws"), and the Delaware General Corporation Law, as amended (the "Delaware Law").

    GENERAL.    There are no preemptive rights, conversion rights, or
redemption or sinking fund provisions with respect to the shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

    VOTING. Holders of Common Stock (the "Common Stockholders") are entitled to one vote for each share held on each matter submitted to a vote of the Common Stockholders; except that each stockholder may cumulate votes in the election of directors. In such elections, each Common Stockholder will have a number of votes equal to the number of shares held by such holder multiplied by the number of directors to be elected. Such votes may be cast for a single candidate or divided among any number of candidates. In certain circumstances, cumulative voting rights allow the holders of less than a majority of Common Stock to elect directors when such holders may not be able to elect any directors if cumulative voting was not allowed.

    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Subject to the rights of the Preferred Stock, the Common Stockholders are entitled to receive dividends as and when declared by the Board of Directors of the Company. Under Delaware corporate law, the Company may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. The Company's ability to pay dividends on its issued and outstanding shares may be limited, from time to time, by covenants in connection with outstanding indebtedness of the Company.

    Federal banking laws and regulations limit the Company's ability to redeem its equity securities. In general, bank holding companies are required to obtain the prior approval of the Federal Reserve Board before any redemption of permanent equity or other capital instruments, if the aggregate amount of such redemptions over a twelve-month period exceeds ten percent of the net worth of the company. However, a bank holding company is not required to obtain the prior Federal Reserve Board approval for the redemption if (i) both before and immediately after the redemption, the bank holding company is well capitalized;
(ii) the bank holding company is well managed; and (iii) the bank holding company is not the subject of any unresolved supervisory issues. The Company currently satisfies all of these criteria. Finally, any perpetual preferred stock with a feature permitting redemption at the option of the issuer may qualify as capital only if the redemption is subject to the prior approval of the Federal Reserve Board.

    If the Company were liquidated, the Common Stockholders would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of the Company's liabilities and any payment applicable to the Preferred Stock then outstanding.

    SHAREHOLDER RIGHTS PLAN.  Pursuant to a Rights Agreement dated as of
January 5, 1995 (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, each share of Common Stock has attached one preferred stock purchase right (a "Right"). Except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), at a price of $63 per one one-hundredth of a share (the "Purchase Price").

    Until the Distribution Date, as hereinafter defined, the Rights will be transferred with and only with Common Stock certificates. The Rights will separate from the shares of Common Stock and a "Distribution Date" for the Rights will occur upon the earlier of ten days following (i) a public announcement that, without the prior consent of the Board of Directors, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of voting securities having 15% or more of the voting power of the Company (the "Stock Acquisition Date"), or (ii) the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons having beneficial ownership of voting securities having 15% or more of the voting power of the Company.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on January 5, 2005, unless earlier redeemed by the Company.

    In the event that any person becomes the beneficial owner of 15% or more of the voting power of the Company, ten days thereafter (the "Flip-In Event") each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price of the Right, Common Stock (or, in certain circumstances, a combination of cash, other property, Common Stock or other securities) which has a value of two times the Purchase Price of the Right (such right being called the "Flip-In Right"). In the event that the Company is acquired in a merger or other business combination transaction where the Company is not the surviving corporation or in the event that 50% or more of its assets or earning power is sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Right (such right being called the "Flip-Over Right"). The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises the Flip-In Right. Upon the occurrence of the Flip-In Event, any Rights that are or were at any time owned by an Acquiring Person shall become null and void insofar as they relate to the Flip-In Right.

    The Purchase Price payable, and the number of shares of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution under certain circumstances.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the Company and prior to the acquisition by such person or group of 50% or more of the voting power of the Company, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Participating Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

    At any time prior to the earlier to occur of (i) the tenth day after the Stock Acquisition Date, or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), at such time as the Board of Directors shall establish. Additionally, the Continuing Directors may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that either (a) the Acquiring Person reduces his beneficial ownership to less than 15% of the voting power of the Company in a manner which is satisfactory to the Continuing Directors and there are no other Acquiring Persons, or (b) such redemption is incidental to a merger or other business combination transaction or series of transactions involving the Company but not involving an Acquiring Person or any person who was an Acquiring Person. The redemption of Rights described in the preceding sentence shall be effective only after ten (10) business days prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The Junior Participating Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Junior Participating Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock. In the event of liquidation, the holders of Junior Participating Preferred Stock will receive a preferred liquidation payment of $100 per whole share of Junior Participating Preferred Stock. Each whole share of Junior Participating Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock are exchanged, each share of Junior Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Junior Participating Preferred Stock as to dividends and liquidations, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

    Until a Right is exercised, it will not entitle the holder to any rights as a shareholder of the Company (other than those as an existing shareholder), including, without limitation, the right to vote or to receive dividends.

    The terms of the Rights may be amended by the Board of Directors of the Company (i) prior to the Distribution Date in any manner, and (ii) on or after the Distribution Date to cure any ambiguity, to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions, or in any manner not adversely affecting the interests of the holders of the Rights.

    INDEMNIFICATION AND LIMITED LIABILITY. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the directors and officers of the Company to the fullest extent permitted by law. In addition, as permitted by Delaware Law, the Company's Certificate of Incorporation and Bylaws provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for such director's breach of duty as a director, except from liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any liability under Section 174 of Delaware Law for unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit. This provision of the Certificate of Incorporation will limit the remedies available to a stockholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such stockholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when stockholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

    Subject to certain limitations, the Company's officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which the Company may be required to indemnify them.

     RESTRICTION ON BUSINESS COMBINATIONS. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the Board of Directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. None of the Company's stockholders is currently classified as an "interested person."

    OTHER MATTERS. The Common Stock is listed on Nasdaq National Market under the symbol "CFBX." Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

    The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, and the Certificate of Designation relating to each series of

Preferred Stock, which will be filed with the Secretary of State of Delaware and the Commission in connection with the offering of such series of Preferred Stock.

    GENERAL. The Board of Directors of the Company has the authority, without approval of the Company's stockholders, to issue a maximum of 2,000,000 shares of Preferred Stock, $.01 par value, and to establish one or more classes or series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine. There are currently reserved for issuance up to 150,000 shares of Junior Participating Preferred Stock issuable under the Rights Agreement.

    The authority of the Board of Directors with respect to each such class or series shall include, but is not limited to, the determination of : (i) the distinctive serial designation of such class or series and the number of shares constituting such class or series, (ii) the dividend rate for such class or series, and whether dividends shall be cumulative, (iii) whether the shares of such class or series are redeemable and, if so, the terms and conditions of such redemption, (iv) the obligation, if any, to establish a sinking fund, (v) the terms, if any, under which such class or series is convertible or exchangeable for shares of any other class or series, (vi) whether the shares have voting rights and, if so, the terms and conditions of such voting rights, (vii) the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and (viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series. The shares of Preferred Stock of any one class or series shall be identical with each other in all respects except as to the dates from and after which dividends shall cumulate, if cumulative. The Preferred Stock will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the accompanying Prospectus Supplement relating to a particular series of Preferred Stock. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor.

    DIVIDEND RIGHTS. Holders of the Preferred Stock of each series will be entitled to receive when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the accompanying Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the accompanying Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the accompanying Prospectus Supplement.

    RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, liquidating distributions in the amount set forth in the accompanying Prospectus Supplement plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the

Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

    VOTING RIGHTS. Except as indicated in the accompanying Prospectus Supplement, or except as expressly required by Delaware Law, the holders of the Preferred Stock will not be entitled to a vote on matters submitted for a vote of Company stockholders. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

    So long as any Preferred Stock of any series remains outstanding, the Company will not, without the consent of the holders of the outstanding Preferred Stock of such series and outstanding shares of all series of Preferred Stock ranking on a parity with the Preferred Stock of such series (hereinafter the "Preference Stock") either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable, by a vote of at least two-thirds of all such outstanding Preferred Stock and Preference Stock voting together as a class, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Company's Restated Certificate of Incorporation, as amended, or of the resolutions contained in a Certificate of Designation for any series of the Preferred Stock designating such series of the Preferred Stock and the preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or Preference Stock or the creation and issuance of other series of Preferred Stock or Preference Stock, or any increase in the amount of authorized shares of any series of Preferred Stock or Preference Stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.



DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities. The Debt Securities consists of Senior Notes and Subordinated Notes.

    The Senior Notes and the Subordinated Notes will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of, the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Whenever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

    GENERAL. The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

    The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued thereunder.

    The Senior Notes will rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Notes are secured by collateral, will be effectively subordinated to the rights of holders of secured and unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Notes will rank senior to all subordinated and unsecured indebtedness of the Company. The Subordinated Notes will be unsecured and will be subordinated in right of payment of all existing and future Senior Debt of the Company, including the Senior Debt Securities, as described under "Subordination of Subordinated Notes."

    The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents.

     Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U.S.

dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto. The Company will not, however, render legal or tax advice on this subject; investors must seek their own legal and tax advice.

    Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable at the office or agency maintained for such purpose. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register (as defined in the Indenture). In addition, payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register or by wire transfer to an account maintained by the Person entitled to such interest.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the Debt Securities of the series offered (which shall distinguish the Debt Securities of the series from Debt Securities of any other series); (ii) any limit upon the aggregate principal amount of the Notes of the series which may be authenticated and delivered hereunder and the absence of such limitation shall mean that the Company may issue from time to time additional Debt Securities of such series without limitation as to aggregate principal amount; (iii) the Person to whom any interest on a Note of the series shall be payable, if other than the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the Debt Securities of the series is or are payable; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date and the circumstances, if any in which the Company may defer interest payments and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (vi) the place or places, if any, where the principal of (and premium, if any) and interest on Debt Securities of the series shall be payable, any Debt Securities of the series may be surrendered for registration of transfer or exchange and notices and demands to or upon the Company with respect to the Debt
Securities of the series and this Indenture may be served, other than or in addition to the Corporate Trust Office of the Trustee; (vii) whether the Debt Securities of the series will be convertible into shares of capital stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable, and any deletions from or modifications or additions hereto to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (viii) the identity of each Note Registrar and Paying Agent, if other than or in addition to the Trustee; (ix) if the amount of principal of or any premium or interest on any Debt Securities of the series may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (x) the applicability of, and any addition to or change in, the covenants and definitions currently set forth herein; (xi) if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000, the denominations in which Debt Securities of the series shall be issuable; (xii) any other event or events of default applicable with respect to Debt Securities of the series in addition to or in lieu of those provided in the Indenture and any change in the right of the Trustee or the Holders to declare the principal of or any premium or interest on such Debt Securities due and payable; (xiii) if less than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration of the Maturity pursuant to the terms of the Indenture; (xiv) whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities (as defined below) and, if so, (a) the Depositary with respect to such Global Securities and (b) the circumstances under which any such Global Securities may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Securities may be registered to, a Person other than such Depositary or its nominee, if other than set forth in the Indenture; and (xv) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

    REDEMPTION. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Debt Securities. The Prospectus Supplement relating to any offered Debt Securities or series thereof will specify the provisions, if any, regarding the sinking fund provisions related to such Debt Securities or series thereof.

    REPURCHASE AT THE OPTION OF HOLDERS. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or any series thereof, the Indentures do not contain provisions that permit the Holders of the Debt Securities to require that any Company repurchase or redeem the Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

    COVENANTS.  The Indentures contain certain covenants relating to the
Company and its operations, including covenants requiring the Company to (i) punctually pay interest and principal of Debt Securities, (ii) maintain an office or agency in each place of payment in respect of the Debt Securities,
(iii) hold in trust money for payment of interest or principal on Debt Securities, (iv) preserve the corporate existence, rights and franchises of the Company and its Subsidiaries (as defined in the Indentures), (v) generally maintain its properties and comply with applicable statutes, laws, ordinances and regulations, (vi) not pay dividends, purchase or redeem shares or make other distributions if such actions would cause an Event of Default, (vii) maintain adequate insurance, (viii) timely pay or discharge material tax obligations and claims for labor, material and supplies, which, if unpaid, might become a lien upon the property of the Company or any Subsidiary, (ix) keep proper books of record and account and (x) provide to the Trustee quarterly statements of compliance with the Indentures and notice of any event which after notice or
lapse of time or both would become an Event of Default.   The majority of
holders in principal amount of the Debt Securities of any series, may waive compliance with any term, provision or condition of the Indenture. Certain of these covenants will be subject to various exceptions and qualifications as set forth in the Indentures.

    Certain additional covenants in respect of the Company may be set forth in the Prospectus Supplement accompanying this Prospectus and related Indenture.

    CONSOLIDATION, MERGER OR TRANSFER. The Indentures provide that the Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity where the Company is not the surviving corporation unless (i) such other entity assumes the Company's obligations under the applicable Indenture, and (ii) after giving effect thereto, no event shall have occurred and be continuing which, after notice or lapse of time, would become an Event of Default.

    EVENTS OF DEFAULT. The Indentures provide that each of the following constitutes an Event of Default with respect to the Debt Securities of any series issued pursuant to the Indentures: (i) failure for 10 days to pay when due any interest on the Debt Securities of that series; (ii) failure to pay the principal on the Debt Securities of that series when due; (iii) failure to perform, or a breach of, any covenant or warranty set forth in the Indenture for 30 days after receipt of written notice from the Trustee or Holders of at least 25% in principal amount of the outstanding Debt Securities specifying the default and requiring the Company to remedy such default; (iv) default in the payment at stated maturity of indebtedness of the Company or any Subsidiary for money borrowed having an outstanding principal amount due at stated maturity greater than $2.0 million and such default having continued for a period of 30 days beyond any applicable grace period; (v) an event of default as defined in any mortgage, indenture or instrument of the Company shall have happened and resulted in acceleration of indebtedness which, together with the principal amount of any other indebtedness so accelerated, exceeds $2.0 million or more at any time, and such default shall not be cured or waived and such acceleration shall not have been rescinded or annulled, (vi) certain events of insolvency, receivership or reorganization of the Company or any Subsidiary and (vii) entry of a final judgment, decree or order against the Company or any Subsidiary for the payment of money in excess of $2.0 million and such judgment, decree or order continues unsatisfied for 30 days without a stay of execution.

    If any Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series may declare the unpaid principal amount, premium, if any, and any accrued and unpaid interest on all the Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all principal, premium, if any and interest on outstanding Debt Securities will become due and payable without further action or notice.

    Holders of the Debt Securities may not enforce the respective Indentures or the Debt Securities except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Debt Securities. The Trustee may withhold from Holders of the Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Debt Security of any series or in the payment of any sinking fund installment with respect to such series) if it in good faith determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Debt Securities and its consequences under the applicable Indenture excepting a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Debt Securities of such series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee receives reasonable security or indemnity against any loss, liability or expense.

    DEFEASANCE PROVISIONS. The Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) after the date of deposit with the Trustee, in trust, of money, U.S. Government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities.

    SUBORDINATION OF SUBORDINATED NOTES. The Subordinated Notes will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture). Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the Holders of Subordinated Notes are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise on account of the principal of (and premium, if any) or interest on the Subordinated Notes or on account of any purchase, redemption or other acquisition of Subordinated Notes by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Notes (excluding shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Notes are so subordinated ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Notes or the Trustee for their benefit would be entitled will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued.

    In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any
applicable indenture for application to the payment of Senior Debt.   Such
subordination will not prevent the occurrence of any event of default in respect of the Subordinated Notes.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Notes having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

    MODIFICATION AND WAIVER. Modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or interest on, any Debt Security, change the place of payment where principal or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (iii) modify any of the various sections relating to above-described provisions.

    The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Debt Security of such series when due, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected.

    GLOBAL SECURITIES. The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities (each as defined in the Indenture) deposited with, or on behalf of, a depository ("the Depository") (each such Debt Security represented by a Global Security, being herein referred to as a "Book-Entry Security").

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. Unless otherwise specified in the applicable Prospectus Supplement, all Book-Entry Securities will be denominated in U.S. dollars.

    Upon the issuance of a Global Security, the Depository will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depository ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participants will be effected only through, records maintained by such participants.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of Depository's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of Depository's records relating to such beneficial ownership interests.

    No Global Security may be transferred except as a whole by a nominee of Depository to Depository or to another nominee of Depository, or by Depository or any such nominee to a successor of Depository or a nominee of such successor.

    A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for such Global Security and a successor depository is not notified within 90 days of the time the Company is so notified in writing, (ii) the Company executes and delivers to the Trustee a Company Order to the effect that such Global Security shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities which entitles the holder to accelerate the maturity. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by the Depository's participants.

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    The Depository, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

                                 PLAN OF DISTRIBUTION

    The Company may offer and sell the Offered Securities in one or more of the following ways: (i) through underwriters or dealers, (ii) through agents, or
(ii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Offered Securities, the public offering or purchase price of such Offered Securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Offered Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

    If underwriters are involved in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the accompanying Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions or re-allowances or payments to dealers may be changed from time to time.

    Offered Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in or calculable from, the applicable Prospectus Supplement. Unless other wise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement relating to the Offered Securities, the Company may authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company, at the public offering price set forth in such Prospectus Supplement, pursuant to contracts providing for payment or delivery on a future date. Each such contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to such contract shall be not more than the respective minimum and maximum amounts as stated in the Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of any purchaser under any such contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject and (ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to such contracts accepted by the Company. The dealers will not have any responsibility in respect of the validity or performance of such contracts.

    The Debt Securities and the Preferred Stock will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

    Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities act.

    Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

    Underwriters, dealers and agents also may be customers of, engaged in transactions with, or perform other services for the Company in the ordinary course of business.

                                    LEGAL MATTERS

    The validity of the shares of Common Stock, the Preferred Stock and the Debt Securities offered hereby will be passed upon for the Company by the Minneapolis law firm of Lindquist & Vennum P.L.L.P. Patrick Delaney, a holder of Common Stock and of options to purchase Common Stock and a Director of the Company, is a partner of Lindquist & Vennum.

                                       EXPERTS

    The consolidated financial statements of the Company incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which (i) as to the years 1995 and 1994, are based in part on the reports of Arthur Andersen LLP, formerly independent auditors for Mountain Parks, and (ii) as to the year 1994, are based in part on the reports of Hacker, Nelson & Co., P.C. and Fortner, Bayens, Levkulich and Co., P.C., formerly independent auditors for Minowa Bancshares, Inc., and First Community Bankshares, Inc., respectively. As of the date of their reports and during the periods covered by the financial statements on which they reported, each of the foregoing accounting firms were independent certified public accountants with respect to the Company, Mountain Parks, Minowa Bancshares, Inc. and First Community Bankshares, Inc., as the case may be, within the meaning of the Securities Act and the applicable published rules and regulations thereunder. The Company has agreed to indemnify Hacker, Nelson & Co., P.C., its officers, directors and employees from any and all damages, fines, legal costs and expenses that may be incurred by the parties being indemnified in successfully defending their audit to any person, corporation or governmental entity relying upon the audit, provided that such indemnification will not apply to any claim, legal expense, or costs incurred if Hacker, Nelson & Co., P.C. has been found guilty of professional malpractice with respect to such audit. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The financial statements of KeyBank Wyoming as of and for the year ended December 31, 1996 appearing in Community First Bankshares, Inc.'s Current Report on Form 8-K/A filed on September 22, 1997 with the Securities and Exchange Commission have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation by anyone in any state in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------------




                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----

AVAILABLE INFORMATION..........................................................
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE......................................................
THE COMPANY....................................................................
RISK FACTORS...................................................................
USE OF PROCEEDS................................................................
RATIOS OF EARNINGS TO FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS.......................................
DESCRIPTION OF SECURITIES......................................................
PLAN OF DISTRIBUTION...........................................................
LEGAL MATTERS..................................................................
EXPERTS........................................................................


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                                   COMMUNITY FIRST
                                   BANKSHARES, INC.





                             ----------------------------

                                      PROSPECTUS
                             ----------------------------




                                                     , 1997




-------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission Registration Fee. . . . . . .      $45,455
Nasdaq National Market Listing Fee . . . . . . . . . . . . . . .       10,000
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . .       45,000
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . .      100,000
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . .       10,000
Indenture Trustees Fees and Expenses . . . . . . . . . . . . . .       20,000
Fees of Transfer Agent and Registrar . . . . . . . . . . . . . .       10,000
Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . .       34,545
                                                                     --------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $275,000
                                                                     --------
                                                                     --------


----------------
* Except for the Commission filing fee, all amounts in the table are estimates.

    All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify, to the full extent permitted by law, any person against liabilities arising from their service as directors, officers, employees or agents of the Company. Section 145 of Delaware Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that the indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    The Certificate and the Bylaws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision related to director's liability shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification. Further, if Delaware Law shall be repealed or modified, the elimination of liability of a director provided in the Certificate and the Bylaws shall be to the fullest extent permitted by Delaware Law, as so amended.

    Pursuant to Registration Rights Agreements with certain stockholders of the Company, the Company has agreed to indemnify such stockholders against certain liabilities, including liabilities under the Securities Act or otherwise. For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

EXHIBIT NO.   EXHIBIT
----------    -------


2.1 Stock Purchase Agreement dated as of February 18, 1997, among the Registrant, KeyCorp and Key Bank of the Rocky Mountains, Inc. (incorporated by reference to Exhibit 2.8 to the Registrant's Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") as of May 8, 1997).
2.2 Agreement and Plan of Reorganization dated as of June 25, 1996, between Registrant and Mountain Parks Financial Corp. (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-14439) as declared effective by the Commission on November 6, 1996).
2.3 Agreement and Plan of Merger dated as of March 8, 1996, between Registrant, Trinidad Acquisition Corporation and Financial Bancorp., Inc. (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-6239) as declared effective by the Commission on August 9, 1996 (the "1996 S-4")).
2.4 Agreement and Plan of Merger dated as of August 22, 1997, including First Amendment to Agreement and Plan of Merger dated as of the same date, among the Registrant, Summit Acquisition Corporation and First National Summit Bankshares, Inc. (incorporated by reference to Exhibit 2.4 to the Registrant's Registration Statement on Form S-4 (File No. 333-36091) filed with the Commission on September 22, 1997 (the "1997 S-4")).

2.5           Agreement and Plan of Merger dated as of August 28, 1997 among the Registrant, Republic Acquisition Corporation and Republic
              National Bancorp, Inc. (incorporated by reference to Exhibit 2.5 to the 1997 S-4).
2.6           Office Purchase and Assumption Agreement by and between Bank One,
              Arizona, National Association, Bank One, Colorado, National
              Association, Bank One, Utah, National Association and the
              Registrant dated as of the 10th day of September, 1997
              (incorporated by reference to Exhibit 2.6 to the 1997 S-4).
3.1           Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to Exhibit 3.1 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31,
              1996).
3.2           Bylaws of the Registrant (incorporated by reference to Exhibit
              3.2 to the Registrant's Registration Statement on Form S-1 (File
              No. 33-41246) as declared effective by the Commission on August
              13, 1991 (the "1991 S-1")).
4.1           Specimen Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4 to the 1991 S-1).
4.2           Indenture dated June 24, 1997 relating to the Registrant's 7.30%
              Subordinated Notes Due 2004 (the "New Notes")  between the
              Registrant and Norwest Bank Minnesota, National Association, as
              trustee (a specimen of the New Notes is contained as Exhibit A thereto) (incorporated by reference to Exhibit 4.1 to the 1997
              S-4).
4.3*          Form of Senior Indenture.
4.4           Registration Rights Agreement dated as of June 24, 1997, by and among the Registrant, Piper Jaffray Inc. and Keefe, Bruyette &
              Woods, Inc. (incorporated by reference to Exhibit 4.2 to the 1997
              S-4).
4.5*          Form of Senior Note (included in Exhibit 4.3).
4.6           Certificate of Designations, Preferences and Rights of 7%
              Cumulative Convertible Preferred Stock of the Registrant
              (incorporated by reference to Exhibit 4.1 to the Registrant's
              Registration Statement on Form S-3 (File No. 33-77398) as
              declared effective by the Commission on May 4, 1994 (the "1994
              S-3")).
4.7*          Form of Subordinated Indenture.
4.8           Deposit Agreement dated as of May 4, 1994 by and among the
              Registrant, Norwest Bank Minnesota, National Association, as
              Depositary, and the Holders from time to time of the Depositary
              Receipts (incorporated by reference to Exhibit 4.2 to the 1994
              S-3).
4.9*          Form of Subordinated Note (included in Exhibit 4.7).
4.10          Certificate of Designations, Preferences and Rights of Series A
              Junior Participating Preferred Stock (incorporated by reference to Exhibit A to Exhibit 1 to the Registrant's Registration
              Statement on Form 8-A filed with the Commission on January 9,
              1995 (the "Form 8-A")).
4.11*         Form of Certificate of Designation for Preferred Stock.
4.12          Form of Rights Agreement dated as of January 5, 1995 by and between the Registrant and Norwest Bank Minnesota, N.A.
              (incorporated by reference to Exhibit 1 to the Form 8-A).
4.13*         Specimen Preferred Stock Certificate.
5.1*          Opinion and Consent of Lindquist & Vennum P.L.L.P., Counsel to
              the Company, regarding legality of securities being registered.
12.1          Statement of Computation of Ratio of Earnings to Fixed Charges
              and Preferred Stock Dividends.
23.1          Consent of Lindquist & Vennum P.L.L.P. (See Exhibit 5.1 above).
23.2          Consent of Ernst & Young LLP.
23.3          Consent of Hacker, Nelson & Co., P.C.
23.4          Consent of  Fortner, Bayens, Levkulich and Co., P.C.
23.5          Consent of Arthur Andersen LLP.

24.1 A Power of Attorney is set forth on the signature pages of this Registration Statement.
99.1 Report of Arthur Andersen LLP regarding financial statements of Mountain Parks Financial Corp. (incorporated by reference to
              Exhibit 99.1 to the Registrant's Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-19921), as filed with the Commission on January 30, 1997).
--------------------------
*   To be filed by amendment.


ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement).

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota, on the 9th day of October, 1997.

                             COMMUNITY FIRST BANKSHARES, INC.

                             By:  /s/ Donald R. Mengedoth
                                 ---------------------------------------------
                                  Donald R. Mengedoth, President,
                                  Chief Executive Officer and Chairman of the
                                  Board

                                  POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald R. Mengedoth and Mark A. Anderson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on the 9th day of October, 1997, by the following persons in the capacities indicated.


SIGNATURE                    TITLE
---------                    -----

  /s/ Donald R. Mengedoth    President, Chief Executive Officer and
--------------------------   Chairman of the Board
      Donald R. Mengedoth

  /s/ Mark A. Anderson       Executive Vice President and Chief Financial Offer
--------------------------   (Principal Financial and Accounting Officer)
      Mark A. Anderson

  /s/ Patricia A. Adam       Director
--------------------------
      Patricia A. Adam

  /s/ James T. Anderson      Director
--------------------------
      James T. Anderson

  /s/ Patrick E. Benedict    Director
--------------------------
      Patrick E. Benedict

  /s/ Patrick Delaney        Director
--------------------------
      Patrick Delaney

  /s/ John H. Flittie        Director
--------------------------
      John H. Flittie

  /s/ Dennis M. Mathisen     Director
--------------------------
      Dennis M. Mathisen

  /s/ Dean E. Smith          Director
--------------------------
      Dean E. Smith

  /s/ Thomas C. Wold         Director
--------------------------
      Thomas C. Wold

  /s/ Harvey L. Wollman      Director
--------------------------
      Harvey L. Wollman

                                    EXHIBIT INDEX


Exhibit No.        Description
-----------        -----------



12.1 Statement of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23.2               Consent of Ernst & Young LLP
23.3               Consent of Hacker, Nelson & Co., P.C.
23.4               Consent of Fortner, Bayens, Levkulich and Co., P.C.
23.5               Consent of Arthur Andersen LLP